Exhibit 2.1

(English Translation)

RULES OF EMPLOYEES’ SHAREHOLDING ASSOCIATION

OF INTERNET INITIATIVE JAPAN GROUP

Effective on June 1, 2017

(Name and Nature of the Association)

Article 1.	This association shall be called the “Employees’ Shareholding Association of Internet Initiative Japan Group (hereinafter called the “Association”)”.
2	The Association shall be organized as a “kumiai (partnership)” under Article 667, Paragraph 1 of the Civil Code of Japan. Investments in the Association shall consist of contributions under Article 5 (Contribution), Article 7 (Incentives) and Article 11(Reinvestment of the Dividends).

(Objectives)

Article 2.	The objectives of the Association are to facilitate the acquisition of the Shares of Internet Initiative Japan Inc. (hereinafter called the “Shares”) by contributions mentioned in the preceding Article, Paragraph 2 by the employees of Internet Initiative Japan Inc., IIJ Engineering Inc., Net Chart Japan Inc., IIJ Global Solutions Inc., RYUKOSHA NETWARE Inc. and Trust Networks Inc. (hereinafter called collectively the “Company”) and to assist their asset formation.

(Qualification of the Members)

Article 3.	The membership shall be limited to the employees (excluding executive officers of the Company) of the Company.

(Enrollment)

Article 4.	Employees of the Company desiring to become members may enter the Association by applying to the Chairman in February, May, August and November of each year, and shall become members from the respective month of that year.

(Contributions)

Article 5.	One unit of contribution shall be JPY 1,000.
2	As investments in the Association, the members shall make contributions of a fixed number of units, each month within no more than 10% of their monthly salary, and at the time of the bonuses, a sum of units equal to 3 times the monthly contributions.
3	In the following events, the members may make special contributions, as investments in the Association, in addition to those under the preceding Paragraph:
(1)	In the event the members terminate their membership;
(2)	In the event the members make special contributions in addition to regular contributions;
(3)	Purchase of Shares in a capital increase by the issuance at the market price or by the sale of the shares;
(4)	Subscription of new Shares in a capital increase by the allotment of Shares to the shareholders;
(5)	Subscription of new Shares in a capital increase by the allotment of Shares to the third party.
4	The special contributions under the preceding Paragraph shall, in principle, be limited to the amount necessary to purchase one unit of the Shares per each member who make special contributions. The special contributions under the preceding Paragraph, Items (2) and (3) shall be limited to the amount of JPY 1,000,000 per each member. However, in case of that one unit price of the Share exceeds more than JPY 1,000,000, it is allowed for the members to make a contributions up to the amount necessary to purchase one unit of the Shares.

(Suspension and Change of Contribution)

Article 6.	A member who cannot continue contributions for unavoidable reasons can suspend contributions by filing an application with the Chairman and obtaining the approval from him.
2	In case the event which causes the suspension has finished, the member may file it with the Chairman.
3	Any member who desires to change the number of units of contribution shall file an application to request it with the Chairman by the designated date of each month, and shall make a contribution in the number of units changed from the respective month.

(Incentives)

Article 7.	Based on the Agreement between the Association and the Company, the members shall be contributed as investments to the Association.

(1)	The amount of the contribution mentioned in Article 5, Paragraph 2 multiplied by the ration mentioned in the subsidiary rules.
(2)	The amount of the commission for carrying out office work (including the consumption tax).
2	Notwithstanding the preceding Paragraph, incentives shall not be paid for the special contributions mentioned in Article 5, Paragraph 3 and dividends in Article 11.

(Purchase of Shares)

Article 8.	The Association shall purchase the Shares at the securities market at the market price (including entrustment charges and consumption tax), in principle, on the 25th of each month for regular contributions, and two days after the date of the bonuses for special contributions, for the aggregated amount of the contributions mentioned in Article 5, Paragraph 2, and Article 5, Paragraph 3, Item (1) and (2), and the Incentives mentioned in the preceding Article, Paragraph 1, Item (1) (hereinafter called the “Shares Purchase Funds”).
2	In case of the purchase of shares in relation to Article 5, Paragraph 3, Item (3) and (5), the members shall follow the Chairman’s instruction for payment within the designated period.
3	The part of the Shares Purchase Funds which is less than the purchase price of the unit of the shares (hereinafter called the “Remaining Fund”) shall be carried to the time of next payment.

(Entrustment to the Chairman)

Article 9.	The members shall entrust the management of the Shares purchased pursuant to Article 5, Paragraph 2, Article 5, Paragraph 3, Item (2) to (5), Article 7, Paragraph 1, Item (1) and Article 11, and the Shares obtained under Article 12 with the Chairman, and the Chairman shall accept such entrustment.

(Treatment for the Split of the Shares)

Article 10.	In case the numbers of the Entrusted Shares (hereinafter called the “Entrusted Shares”) under the preceding Article will be increased by the share split, the Shares increased by the split shall automatically belong to the entrusted assets.

(Reinvestment of the Dividends)

Article 11.	The members shall contribute dividends for the Entrusted Shares to this Association as investments and shall use such contributions for the purchase of the Shares according to Article 8.

(Payment for the Increase of Capital)

Article 12.	In case of the allotment of pre-emptive right, defined in Article 5, Paragraph 3, Item (4) to the Entrusted Shares, the Association shall, if the members so desire, receive such allotment according to the ratio of the numbers of Shares recorded on the date of the allotment. The payment for the Shares be as follows:
(1)	The member shall make a special contribution to the Association equal to the amount of the payment for the Shares.
(2)	The Chairman shall pay for the New Shares by the aggregated amount of the special contributions mentioned in the preceding Item.

(Calculation of Holding Ratio)

Article 13.	The Association shall record the numbers of the Entrusted Shares calculated by the following calculation method in the Registry of Shares as the holdings of each member.
(1)	For the Shares purchased pursuant to Article 8, Paragraph 1 and 2, the number of the Shares corresponding to the Share Purchase Funds (including carry-over from previous month) of each member.
(2)	For the Shares increased pursuant to Article 10, the number of the Shares corresponding to the recorded holding ratio of each member of the standard date.
(3)	For the Shares purchased pursuant to Article 11, the number of the Shares corresponding to the amount equivalent to tax-deducted dividends (including remaining cash) which each member grants.
(4)	For the Shares obtained pursuant to Article 12, the number of Shares corresponding to the special contributions of each year.
2	The Remaining Fund provided in Article 8, Paragraph 3 shall be recorded at the registry of the Shares as the residual belonging to each member in proportion to the amount of the Share Purchase Fund of each member prior to the purchase of the Shares.

(Assignment and Pledge of Rights)

Article 14.	The members shall not assign nor establish any security on the rights of the member’s recorded Shares.

(Registry of Shares)

Article 15.	In accordance with Article 13, the Association shall entrust an outside operator (hereinafter called the “Designated Operator”), defined in Articles 26, for keeping the Registry of Shares on the Shares and rights of the member’s recorded Shares.

(Notice of the Detail of the Balance)

Article 16.	The Association shall notify each member of the details of the balance twice every year.
2	The member may inquire of his balance at any time he deems that it is necessary.

(Withdrawal of Part of Holdings)

Article 17.	The member may withdraw a part of his holdings by a unit of the Shares.
2	The member shall take necessary action, including an opening of a trading account in the Designated Operator, to register the Shares when he withdraws it. Provided in case that the member moves to foreign countries, it is allowed for him to sell the Shares at the security market at the market price through the Association every month on the date of the purchase of the Shares and receive net proceeds of the sale.
3	The numbers of the Shares withdrawn under Paragraph 1 shall be deducted from the number of Shares of the members in the Registry.

(Retirement of Members)

Article 18.	The members may terminate their membership at any time by reporting to the Chairman. Provided that, as a general principle, once an employee has terminated his membership, except the case that he has rational reasons, such employee shall not be entitled to enroll again as a member.
2	If a member is no longer the employee of the Company, his membership shall automatically be terminated. However, in case that the employee transfers his domicile from an IIJ Group company to other IIJ Group company, based on the agreement between him and both IIJ Group companies, he is entitled to keep his membership by his request.

(Return of Holding upon Withdrawal from Membership)

Article 19.	When a member retires and withdraws from the Association, the member is entitled to receive the Shares corresponding to the recorded holdings on the date of withdrawal (hereinafter called the “Withdrawal Day”) and the Remaining Fund attributable to the member.
2	As for preceding Paragraph, the member may choose one of the following option for the portion less than one unit of the Shares:
(1)	Transfer the portion in unit of the Shares to the designated trading account and sell the portion at the market price and receive the amount equal to the market price minus the commission fee (including consumption tax) and share transfer tax.
(2)	Purchase several numbers of Shares by special contribution, receive a unit of the Shares and transfer a unit of the Shares to the designated trading account.
3	The member shall take necessary action to register the Shares in unit when he retires the Association and withdraws it. Provided that in case of inheritance or moving to foreign countries, it is allowed to sell the Shares in unit at the security market at the market price through the Association.
4	The sale of the collected Shares under the Paragraph 2, Item (1) and Paragraph 3 of this Article shall be done at one time on the purchase date every month.
5	In case a part of the dividends shall not be paid on the Withdrawal Day, it will be disposed of as follow:
(1)	Dividends shall be paid in cash immediately after the Association receives such payment.
(2)	The Shares obtained by Article 8 Paragraph 2 and the Shares increased by Article 10 shall be immediately returned to the members according to Paragraph 1 and Paragraph 2, Item (1) of this Article after the Association receives the New Shares.
6	The member who has obtained the allotment of the pre-emptive rights according to Article 12 shall make a special contribution to this Association prior to the date of the special contribution and prior to the withdrawal of this Association. In this case, this Association shall return the share certificates to the member according to Paragraph 1 and Paragraph 2, Item (1) of this Article immediately after the Association receives them.

7	A member who withdraws from the Association may not request for the payment of the fractions of Shares accrued by the calculations based on Article 13 on the Withdrawal Day.

(Voting Right of Entrusted Shares)

Article 20.	The voting right of the Entrusted Shares shall be exercised by the Chairman, provided, however, that each member may give the Chairman individual instructions for each general meeting of shareholders to exercise the voting rights corresponding to his holding ratio of the Shares.
2	The Chairman shall announce the contents of the notice of convocation for the general meeting of shareholders.

(Prohibition on Application)

Article 21.	As for the sale or purchase of the Shares in relation to Article 4, Article 5, Paragraph 3, Item (1), (2), (3) and (5), Article 6, Article 17 and Article 19, the members are prohibited to apply those deeds if the members recognize insider information.
2	When information described in the preceding Paragraph is publicly disclosed and no longer insider information, the members are allowed to apply the required procedure.

(Handling of Personal Information)

Article 22.	The members shall agree to provide the Association with their personal information in order for the Association properly to carry out the operation based on this rule.
2	The Association shall manage the member’s personal information properly.
3	The members shall agree to providing the Designated operator with their personal information in order for the Designated operator to keep the Registry of Shares on the Shares and rights of the member’s recorded Shares.

(Election of Officers)

Article 23.	As the officers of the Association, the Association shall have several of directors and auditors.
2	The directors and auditors shall be elected from the members as follows:
(1)	The Board of Directors shall recommend the nominees of the directors for the next term at least one month prior to the expiration of the term and the Chairman shall announce such nominees in writing to the members.
(2)	The members who oppose the nominees under the preceding Item shall notify such objection in writing to the Chairman.
(3)	If the number of the objections to the preceding Item is less than one half of the members after two weeks of the announcement of the notice by Item (1), the nominees will be deemed to be approved and assume the offices contemporaneously with the expiration of the terms of the current officers.
(4)	If the number of objections under Item (2) is more than one half of the members, the Board of Directors shall recommend new nominees and shall take the proceedings mentioned in Item (1) to Item (3).
3	The terms of office of the officers shall expire at the end of July of the following year of the appointment. Provided, however, that an officer whose term has expired shall continue to perform his duty after termination of his term until his successor is elected, in case the proceedings in the preceding Paragraph, Item (4) has not been finished or new officers have not been elected for some reasons. The officers may be reelected.
4	The Chairman shall be elected by directors.
5	The Chairman shall represent the Association and conduct the Association’s business. In the event of any accident to the Chairman, the directors shall replace him in the pre-determined order.

(Board Meeting)

Article 24.	The directors shall constitute the Board of Directors and operate the business of the Association.
2	The Chairman shall convene a Board of Directors’ Meeting whenever necessary.
3	The Board of Directors shall resolve the following matters:
(1)	Matters the Board of Directors should decide according to these Rules and subsidiary rules.
(2)	Any other matters that the Chairman deems that are important for the operation of the Association.
4	The Board of Directors shall make decisions by a majority of directors present at the meeting.

5	The Board of Directors shall make decisions in writing or in electronic form instead of convening the Board of Directors’ Meeting.

(Auditors)

Article 25.	Auditors shall audit the operation of the directors of the Association.
2	Auditors may at any time request the Chairman to prepare a report on the operation of the Association.
3	Auditors shall be allowed to state their opinion at the Board of Directors’ Meeting.

(Entrustment of the Operation)

Article 26.	The Association shall entrust Nomura Securities Co., with the operation of its business.

(Costs)

Article 27.	The Association shall pay for its operation costs from the contributions and incentives.

(Report of Business)

Article 28.	At the end of March of each year, the Board of Directors shall make a business report relating to the previous year and shall notify it to the members after the approval of the Auditors.

(Location of the Association)

Article 29.	The location of the Association shall be at 2-10-2, Fujimi, Chiyoda-ku, Tokyo.

(Amendment of these Rules)

Article 30.	These Rules shall be amended as follows:
(1)	The Board of Directors shall make a draft of the amendment and notify it to the members in writing.
(2)	The members who are opposed to the above amendment shall make an objection to the Chairman in writing.
(3)	The amendment shall be effective, if the objections to the amendment are less than one third of the members after two weeks of the date of public notice which has been made pursuant to Item (1).
(4)	If the objection to the amendment shall be more than one third of the members, the Board of Directors may change the proposal of the amendment and propose it again.

(Details of the Rules)

Article 31.	The details of the Rules for the operation of the Association shall be provided in subsidiary rules stipulated by the Board of Directors.

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